UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2017

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                                                □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act                                                                                       □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing second quarter 2017 results was made July 27, 2017 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.0	Press Release: Data I/O Reports Second Quarter 2017 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

July 27, 2017	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Operating and Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.0	Press Release: Data I/O Reports Second Quarter 2017 Results

Joel Hatlen	Darrow Associates, Inc.
Chief Operating and Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Second Quarter 2017 Results

Revenue Grows 57%; Bookings Increase 75%; Advancements in Next Generation SentriX™ Managed and Secure Programming Technology to Democratize IoT Security

Redmond, WA, Thursday, July 27, 2017 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced data and security programming and IP management solutions for flash-memory, flash based microcontrollers and other intelligent devices, today announced financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights (on year-over-year basis unless noted)

•         Net sales of $9.1 million, a 17-year high

•         Total bookings of $10.1 million, a 17-year high

•         Gross margin as a percentage of sales of 56.9%, up from 53.2% in 2Q16

•         Net income of $1.2 million or $0.14 diluted earnings per share, up from $444,000 or $0.06 diluted earnings per share in 2Q16

•         Adjusted EBITDA*, excluding equity compensation, of $1.7 million, up from $789,000 in 2Q16

•         Backlog of $4.7 million at end of quarter, compared with $4.9 million at March 31, 2017 and $3.2 million at December 31, 2016

•         Deferred revenue of $2.8 million, including 3 systems

•         Cash and securities of $12.0 million at June 30, 2017, compared with $10.5 million at March 31, 2017 and $11.6 million at December 31, 2016

•         Progress for SentriX™ Managed and Secure Programming Platform

    Additional Secure Elements enablement orders received
    Leadership team bolstered
    On track for system release in second half of 2017

Management Comments

“Our second quarter financial and operating performances were outstanding,” said Anthony Ambrose, President and CEO of Data I/O Corporation.  “Building upon the progress achieved in the first quarter, revenue and bookings in the second quarter reached the highest level in 17 years. During the second quarter, we shipped our 150th PSV family system, extending our global market share leadership.

“The turnaround strategy we started over 4 years ago has delivered our best quarter since the year 2000. We are delivering operational excellence across the board: sales, engineering, service and operations all drove our performance.

“Automotive electronics were over 50% of bookings in the first half of 2017, continuing a multiyear growth trend. We booked multiple systems from an international automotive electronics company, and shipped 2 systems to them in the second quarter. Reflecting our growing base of installed systems, revenue from adapters in the second quarter increased 72% from the prior year period to $2.1 million, or 23% of consolidated revenue.

“While we continue to experience high demand and interest in our product platforms, our second quarter bookings of $10.1 million were unusually strong. Second quarter bookings are likely to be the peak level for the year due to unprecedented demand in the first half of 2017 and our seasonal sales funnel.

“We improved overall profitability while increasing investment in research and development for our Managed and Secure Programming (“MSP”) technology and automotive targeted products.  In June, we announced organizational changes that significantly strengthen our management team to enable us to better address our new opportunities from MSP.  Through our continued work on the MSP platform, we are developing the technologies behind a new generation of security solutions for authentication devices, secure elements and secure microcontrollers.  The mission of Data I/O’s MSP platform is to enable a democratization of security capabilities for OEMs globally.”

Financial Results

Net sales in the second quarter of 2017 were $9.1 million, compared with $5.8 million in the second quarter of 2016.

For the 2017 second quarter, gross margin as a percentage of sales was 56.9%, compared to 53.2% in the second quarter of 2016.  The improvement in gross margin as a percentage of sales for the second quarter compared to the same period in 2016 was primarily due to higher order volume and favorable product mix, particularly from demand for the PSV family of products by automotive electronics and programming center customers.

Net income in the second quarter of 2017 was $1.2 million, or $0.14 per diluted share, compared with net income of $444,000, or $0.06 per diluted share, in the second quarter of 2016.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $1.5 million in the second quarter of 2017, compared to $584,000 in the second quarter of 2016.  Adjusted EBITDA, excluding equity compensation, was $1.7 million in the second quarter of 2017, compared to $789,000 in the second quarter of 2016.

Bookings in the second quarter of 2017 reached the highest level in 17 years at $10.1 million, compared to $5.7 million in the second quarter of 2016 and $8.4 million in the first quarter of 2017.  Backlog at June 30, 2017 was $4.7 million as compared to $4.9 million at March 31, 2017 and $3.2 million at December 31, 2016.  Deferred revenue doubled to $2.8M at June 30, 2017, up from $1.4 million at March 31, 2017.

Spending in the second quarter was up approximately $1.2 million from the same period of 2016.  Approximately $600,000 of the increase was SG&A variable costs related to the increased level of business activity.  Approximately $600,000 of the increase reflects additional spending on research and development to support new product development for the SentriX platform, the ConneX™ factory automation software, LumenX™ programmer features and enhancements to other products.  The majority of this was personnel related, including additional headcount in engineering.  The Company continues to invest to support automotive demands in the near term and security opportunities in future years.

The Company’s operating leverage continues to produce meaningful incremental profitability with revenue growth, which is partially offset by spending on the new Managed and Secure Programming platform. Data I/O’s financial condition remains strong with a cash position of $12.0 million and working capital of $16.9 million at June 30, 2017.  The Company continues to have no debt.

Conference Call Information

A conference call discussing the second quarter ended June 30, 2017 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 234-9959, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial (320) 365-3844, access code: 426476.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, industrial/Internet-of-Things, wireless, consumer electronics, medical and military/aerospace markets. Today, our customers manufacture tens of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Learn more at www.dataio.com.

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-          tables follow   -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net Sales	$9,135	$5,801	$16,359	$10,414
Cost of goods sold	3,933	2,713	6,990	4,798
Gross margin	5,202	3,088	9,369	5,616
Operating expenses:
Research and development	1,771	1,172	3,316	2,297
Selling, general and administrative	2,163	1,525	3,981	3,103
Total operating expenses	3,934	2,697	7,297	5,400
Operating income	1,268	391	2,072	216
Non-operating income (expense):
Interest income	6	11	13	23
Gain on sale of assets	80	-	291	-
Foreign currency transaction gain (loss)	(62)	49	(92)	45
Total non-operating income	24	60	212	68
Income before income taxes	1,292	451	2,284	284
Income tax (expense)	(86)	(7)	(99)	(8)
Net income	$1,206	$444	$2,185	$276

Basic earnings per share	$0.15	$0.06	$0.27	$0.03
Diluted earnings per share	$0.14	$0.06	$0.26	$0.03
Weighted-average basic shares	8,104	7,942	8,067	7,944
Weighted-average diluted shares	8,408	8,039	8,367	8,033

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	June 30, 2017	December 31, 2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,033	$11,571
Trade accounts receivable, net of allowance for
doubtful accounts of $133 and $96, respectively	7,233	4,725
Inventories	4,855	4,059
Other current assets	621	483
TOTAL CURRENT ASSETS	24,742	20,838

Property, plant and equipment – net	1,990	1,875
Other assets	44	63
TOTAL ASSETS	$26,776	$22,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,676	$1,428
Accrued compensation	2,502	2,208
Deferred revenue	2,791	1,926
Other accrued liabilities	825	667
Income taxes payable	86	36
TOTAL CURRENT LIABILITIES	7,880	6,265

Long-term other payables	464	479

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,172,491 shares as of June 30,
2017 and 8,015,746 shares as of December 31, 2016	19,065	19,204
Accumulated (deficit)	(1,175)	(3,360)
Accumulated other comprehensive income	542	188
TOTAL STOCKHOLDERS’ EQUITY	18,432	16,032
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,776	$22,776

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(in thousands)
Net Income	$1,206	$444	$2,185	$276
Interest (income)	(6)	(11)	(13)	(23)
Taxes	86	7	99	8
Depreciation and amortization	165	144	328	272
EBITDA earnings	$1,451	$584	$2,599	$533

Equity compensation	270	205	367	300
Adjusted EBITDA earnings,
excluding equity compensation	$1,721	$789	$2,966	$833